UiPath Appoints Co-CEO Rob Enslin and Veteran Technology Executive June Yang to its Board of Directors

NEW YORK, NY, Jan. 10, 2024 – UiPath (NYSE: PATH), a leading enterprise automation software company, today announced the appointment of Rob Enslin, UiPath Co-Chief Executive Officer, and June Yang to its Board of Directors effective February 1, 2024. Enslin joined UiPath as Co-CEO in April 2022 following leadership roles at Google Cloud and SAP; he will assume the role of UiPath CEO on Feb. 1, 2024. Yang is a proven strategic and transformational executive who brings decades of experience in corporate management and fostering emerging technologies.
Yang has served in executive roles at multiple Fortune 500 companies. Most recently, she was Vice President, Cloud AI and Industry Solutions at Google Cloud. Previously, she worked as Vice President and General Manager, Compute and Machine Learning Infrastructure at Google Cloud and held senior leadership roles at VMware and Oracle. Yang serves on the Board of Directors at SRS Distribution, one of the largest and fastest growing building products distributors in the United States, and Cradles to Crayons, a nonprofit for children in need. She earned a Master of Science in Management from the Stanford University Graduate School of Business, a Master of Science in Chemical Engineering from the University of California, Berkeley, and a Bachelor of Science in Chemical Engineering from Caltech.
“We are pleased to welcome Rob and June to our Board of Directors,” said Daniel Dines, Chairman of the Board and Co-Chief Executive Officer at UiPath. “I believe that Rob’s strong track record of driving long-term value creation at UiPath and June’s expertise in AI, cloud, and related technologies will be invaluable to the UiPath Board of Directors as we continue to grow our market leadership. Our mission is to accelerate our customers’ ability to achieve business outcomes through our AI-powered business automation platform.”
“I believe UiPath is uniquely positioned to transform businesses worldwide by operationalizing AI with the intelligence of a holistic automation platform,” said June Yang, UiPath Board appointee. “I look forward to collaborating with the Board to help the company deliver tangible results for customers and sustain long-term shareholder value.”
“I am delighted to join the UiPath Board of Directors alongside June, whose extensive experience aligns well with our mission to revolutionize industries with AI-powered automation,” said Rob Enslin, Co-CEO at UiPath.
About UiPath
UiPath (NYSE: PATH) is on a mission to uplevel knowledge work so more people can work more creatively, collaboratively, and strategically. The AI-powered UiPath Business Automation Platform combines the leading robotic process automation (RPA) solution with a full suite of capabilities to understand, automate, and operate end-to-end processes, offering unprecedented time-to-value. For organizations that need to evolve to survive and thrive through increasingly changing times, UiPath is The Foundation of Innovation™.
Contacts
Media Contact
Pete Daly
UiPath
pr@uipath.com
Investor Relations Contact
Kelsey Turcotte
UiPath
investor.relations@uipath.com